Exhibit 99.1

Vical Announces Restructuring and Staff Reduction

SAN DIEGO, Aug. 22, 2013 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today announced a restructuring to conserve capital, including a staff reduction of 47 employees, approximately 39% of the company's total workforce. Following the restructuring, the company will have approximately 74 employees. In addition, the company is focusing its resources on its infectious disease vaccine programs and terminating activities related to Allovectin®, the company's investigational cancer immunotherapy which recently failed to meet its Phase 3 efficacy endpoints.

"We have evaluated our organization and priorities and are restructuring to extend our cash runway to ensure that our promising infectious disease vaccine programs are adequately resourced to create maximum shareholder value," said Vijay Samant, Vical's President and Chief Executive Officer. "This has been a very difficult process and we regret the impact this business decision has on our departing employees. We acknowledge their commitment and contributions to Vical over the years and wish them continued success."

Restructuring Impact and Financial Guidance

The company expects to incur personnel-related restructuring charges of approximately $2.2 million in the third quarter of 2013. The net cash burn of approximately $17 million for the first half of 2013 was slightly below the projected range of $18 million to $20 million. Vical had cash and investments of approximately $70 million at June 30, 2013. The company is projecting net cash burn for the second half of 2013, including anticipated cash severance payments in connection with the restructuring, of $13 million to $15 million. The company believes its currently available cash and investments will be adequate to satisfy its needs at least through 2015.

Continuing Programs

Vical has multiple independent and collaborative infectious disease vaccine programs:

  Astellas Pharma Inc. initiated a multinational 500-patient Phase 3 trial of ASP0113, Vical's investigational therapeutic vaccine designed to control cytomegalovirus (CMV) in transplant recipients, for hematopoietic cell transplant (HCT) recipients in June and expects to initiate a Phase 2 trial of ASP0113 for solid organ transplant (SOT) recipients later this year.

  The company is planning to initiate a Phase 1/2 clinical trial of its Vaxfectin®-formulated therapeutic vaccine against herpes simplex virus type 2 (HSV-2) before the end of 2013.

  The company's Vaxfectin®-formulated CyMVectin™ prophylactic vaccine, designed to prevent CMV infection before and during pregnancy, has completed preclinical development and has an allowed investigational new drug application (IND). Vical is seeking a partner for further development.

  Vical has licensed its proprietary Vaxfectin® adjuvant to Bristol-Myers Squibb Company for use in the production of antibodies, and to Cyvax, Inc., a privately held vaccine development company, for use in malaria vaccines. The company is pursuing additional licensing opportunities for Vaxfectin®.

  Two of the company's licensees have products approved for use in animal health applications:
  In 2005, Vical's licensee Aqua Health, a subsidiary of Novartis Animal Health, received Canadian approval to market its proprietary product, Apex®-IHN, a DNA vaccine to protect farm-raised salmon against infectious hematopoietic necrosis virus (IHNV).
  In 2009, Vical's licensee Merial, now a subsidiary of Sanofi, received approval from the U.S. Department of Agriculture to sell a therapeutic DNA vaccine, ONCEPT®, designed to aid in extending the survival time of dogs with oral melanoma.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include anticipated restructuring charges, net cash use guidance, as well as anticipated developments in independent and collaborative programs, including the initiation and completion of clinical trials. Risks and uncertainties include whether Vical will effectively focus resources on its infectious disease vaccine programs; whether Vical, Astellas or others will continue development of ASP0113, the HSV-2 vaccine, CyMVectin™, or any other independent or collaborative programs; whether Astellas will initiate the planned Phase 2 trial of ASP0113 for SOT recipients later this year, if at all; whether Vical or others will initiate a Phase 1/2 clinical trial of the HSV-2 vaccine in the second half of 2013, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical or others will continue development of any independent or collaborative programs; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT: Susan Neath
         W2O Group
         (858) 646-1100
         www.vical.com